EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 1 to Registration Statement on Form S-3 of our report dated November 4, 1996, except as to Note 18, which is as of November 15, 1996, appearing on page 54 of BankUnited Financial Corporation's Annual Report on Form 10-K/A for the year ended September 30, 1996, and our report dated August 12, 1996 appearing on page 56 of Suncoast Savings and Loan Association, FSA's Annual Report on Form 10-K for the year ended June 30, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.




PRICE WATERHOUSE LLP


Miami, Florida
September 26, 1997